Exhibit 4.26

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*****”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

DISTRIBUTION, MANUFACTURING, AND LICENSE AGREEMENT

This Distribution, Manufacturing, and License Agreement is entered into at the date of countersignature (the “Effective Date”) by and between Acambis Research Limited, Peterhouse Technology Park, 100 Fulbourn Road, Cambridge CB1 9PT UK (“Acambis Research”) and Baxter Healthcare SA, having offices at Hertistrasse 2, CH-8304 Wallisellen, Switzerland (“BHSA”) and Baxter Healthcare Corporation, having offices at One Baxter Parkway, Deerfield, IL 60015 (“BHC”).

Table of Contents

1.	Recitals

2.	Definitions

3.	Distributorship

3.1	Grant of Distributor Rights in the Territory

3.2	Distribution of Product Outside the Territory

3.3	Marketing Authorisations

4.	Description of Supplies and Services

4.1	Manufacture of Crude Bulk Vaccine

4.2	Purification, Formulation, Fill/Lyophilize/Finish, and Diluent

4.3	Labelling, Syringe, Kitting, Packaging ******

4.4	Bifurcated Vaccinating Needles

4.5	Distribution

5.	Payment & Payment Amount

6.	Title and Risk of Loss

7.	Export/Import Requirements

8.	License & Non-Compete

9.	Audits & Reports

10.	Security

11.	Manufacturing Standards

12.	Limitations of Liability

13.	License Status

14.	Notification Procedures for Adverse Events and Pharmacovigilance

15.	Indemnity & Insurance

16.	Confidentiality

17.	Notices

18.	Term and Termination

ACAMBIS CONFIDENTIAL INFORMATION

19.	Force Majeure

20.	Independent Organizations

21.	Intellectual Property

22.	Regulatory Support

23.	General

Attachment A — Vero Cell Know-How License between Baxter Healthcare SA (Switzerland) and Acambis Inc.( December 02)

Attachment B – Product Pricing Recommendation Table for Sales to Customers

Attachment C – Sample Indemnification Template

1.0	RECITALS

WHEREAS Acambis has developed a lyophilized smallpox vaccine manufactured in vero cells (ACAM 2000 (Acambis)) that is the subject of BB-IND # 10628 filed with the U.S. Food and Drug Administration on August 22, 2002;

WHEREAS Acambis Research intends to market and sell the ACAM 2000 (Acambis) vaccine and the ACAM 2000 (******) vaccine and related components to Governments other than the United States Government and to Non-Governmental Organizations;

WHEREAS Baxter has developed an international sales force to market and make sales to Government and Non-Government Organizations;

WHEREAS, Baxter and Acambis acknowledge that the Product (as hereinafter defined) is not licensed in the Territory. Therefore, due to regulatory and liability reasons, the Product shall not be distributed in the private market under this Agreement;

WHEREAS Baxter has the capability and capacity to manufacture crude vaccine to be processed into ACAM 2000 (Acambis) vaccine and/or ACAM 2000 (******) vaccine; and

WHEREAS Baxter Healthcare SA (BHSA) and Acambis Inc., entered into the Vero Cell Know-How License dated of December 2002 (Attachment A), that provides for the transfer of Baxter’s Vero cell technology for ACAM 2000 to Acambis, Inc.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual agreements herein set forth and other valuable consideration, the Parties agree as follows:

ACAMBIS CONFIDENTIAL INFORMATION

2.0	DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

“ACAM 2000 (Acambis)” means the vaccine manufactured and tested as described in BB-IND # 10628, as amended from time to time.

“ACAM 2000 (******)” means the vaccine consisting of the same Crude Bulk Product as used for ACAM 2000 (Acambis), but purified at Baxter’s facility ****** and/or filled and finished (wet or lyophilized) under different processes and locations than used to manufacture ACAM 2000 (Acambis).

“Agreement” means this Agreement, including all schedules, appendices, and attachments and amendments agreed to in writing by the Parties;

“Acambis” means Acambis PLC and/or any of its affiliates or subsidiaries, including but not limited to Acambis Research.

“Affiliate” means any company, partnership or other legal entity or person which directly or indirectly controls, is controlled by or is under common control with a Party.

“Baxter” means both BHSA and BHC unless otherwise indicated.

“Control” means the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the Board or general management and policies of the entity in question.

“Customer” means any governmental authority (military or civilian) other than the United States Government, any third party acting on behalf of a governmental authority other than the United States Government, or a Non-Government Organization (NGO). Customer does not include a private individual, doctor, hospital, or physician supply house. The U.S. Government is not a Customer, whether purchasing the Product for its own use or for transfer to a third-party.

“Crude Bulk Vaccine” means cell harvest of vaccinia virus grown on serum free Vero cells that originates from the ACAM 1000 master virus seed and the ACAM 2000 production virus seed.

“Marketing Authorisations” means any and all authorisations required from any Regulatory Authority to officially market, distribute, or sell the Product.

“Net Sales” means the actual total amount invoiced and/or received from a Customer for the sale of any Product after deducting the following costs, provided such costs are attributable to such sale of the Product and are actually borne by the selling Party (whether Acambis Research or Baxter) and are specifically itemized in a commission statement to the non-selling party (Acambis Research or Baxter) and not otherwise incorporated into the sale to the Customer: (i) outbound transportation expenses for shipments to Customers; (ii) taxes consisting of sales, use, turnover, excise, export, import, duties or VAT, separately billed or invoiced and borne by the selling Party imposed by a government agency on such sales; (iii) credit or allowances given or made for Product returned or not accepted by Customers, provided that such credit or allowances shall not exceed the invoiced amount for such Product, (iv) insurance charges covering the Product during transportation to the Customer; (v) trade and/or cash discounts allowed and taken, for reasons such as quantity purchased and (vi) liquidated damages of any kind stipulated in the sales contract payable to a Customer in the Territory, including but not limited to the damage caused by default or delay, provided that Acambis Research has consented according to Article 3.1.4 and 3.1.5.

ACAMBIS CONFIDENTIAL INFORMATION

“Non-Government Organization” means an organization which is independent from the state and is self-governing, non-profit/not-for-profit and established voluntarily by citizens or by legal entities other than State agencies (i.e., organizations that exercise legislative, executive, and/or judicial powers) on the basis of their individual or social interests and opinions and are associated with organizations such as the United Nations. Examples of Non-Government Organizations are the World Health Organization and the Pan American Health Organization.

“Party” means Acambis Research, BHSA or BHC.

“Parties” means Acambis Research, BHSA, and BHC together.

“Product” means either: (1) a 5,000 dose Smallpox Vaccine Kit containing (a) fifty (50), 100-dose vials of lyophilized ACAM 2000 (Acambis)-vaccine manufactured as described in the Product Specification below; (b) fifty (50) vials of diluent with each vial being sufficient to reconstituted one vial of lyophilized smallpox vaccine; (c) 5,000 bifurcated vaccinating needles; and (d) 50 syringes for transferring the diluent; (hereinafter “Smallpox Vaccine Kit”), (2) a 5,000 dose Smallpox Vaccine Kit containing (a) fifty (50), 100-dose vials of wet (liquid frozen) ACAM 2000 (******) vaccine manufactured as described in the Product Specification below and (b) 5,000 bifurcated vaccinating needles; (both (1) and (2) are hereinafter referred to as “Smallpox Vaccine Kit”) or (3) Crude Bulk Vaccine as described in the Product Specification below that has not been purified, formulated, lyophilized or placed in vials (hereinafter “Crude Bulk Product”).

“Product Specification” means partially purified vaccinia virus produced in a vero cell culture substrate with a final potency sufficient to confer immunity against smallpox as specified in IND BB-10628 as amended from time-to-time or, once US Food and Drug Administration licensure is granted, as specified in such license.

“Regulatory Authority” means any authority having jurisdiction to regulate the manufacture, sale, or distribution of the Product

“Scenario” means the split of responsibility for manufacturing the Product as between Baxter and Acambis Research as defined in Provisions 4.0.1 and 5.3

“Seller” means the Party that sells the Product to a Customer. For sales of Product for delivery to Customers within the Territory, the Seller shall be BHSA or one of its affiliated companies or subsidiaries. For sales of Product for delivery to Customers outside the Territory, the Seller shall be Acambis Research or its designated agent(s)

“Term” shall have the definition given in Section 18.0.

“Territory”, as such term relates to sales to a government authority (military or civilian) or any third-party acting on behalf of a government authority, means all countries worldwide, excluding the United States (and its territorial possessions) and the United Kingdom. “Territory”, as such term relates to sales to Non-Government Organizations, shall mean all countries throughout the world.

3.0	DISTRIBUTORSHIP

3.1	Grant of Distributor Rights in the Territory

3.1.1	Subject to the terms and conditions of this Agreement, during the Term, Acambis Research hereby appoints BHSA as Acambis’ Research’s exclusive distributor in the Territory for the sole purposes of marketing, promoting, soliciting customers for, distributing, and selling (or otherwise disposing of) the Product to Customers for

ACAMBIS CONFIDENTIAL INFORMATION

delivery in the Territory and BHSA accepts such appointment. BHSA may not assign or otherwise transfer its distributorship rights, with the exception as to affiliated companies or subsidiaries. Baxter shall not actively sell or distribute the Product to any entity other than Customers within the Territory. The Parties may however agree on a case by case basis that Baxter uses a local distributor if required by local law, regulations, or Government request.

3.1.2	Acambis Research shall not, during the Term, appoint any other person, firm, company or other entity as (a) its distributor for the marketing, promotion,or sale of the Product to Customers in the Territory; (b) its distributor for the solicitation of Customers for the Product to be delivered in the Territory; or (c) agent or reseller of the Product to Customers in the Territory.

3.1.3	Acambis Research shall not, during the Term, market, promote or solicit Customers for, or actively sell or distribute, the Product in the Territory without the prior written consent of BHSA (such consent not be unreasonably withheld or delayed). However, this provision does not restrict Acambis Research from selling the Product in the Territory to persons who are located within the European Union, who are not solicited by Acambis Research and who approach Acambis Research on their own initiative.

3.1.4	BHSA shall coordinate each potential Customer order with Acambis Research. Prior to signing any agreement or contract for the sale of a Product, BHSA shall inform Acambis Research (in writing and in English) of the material features of such agreement or contract, including but not limited to: customer name, price for the Product, whether the Customer is providing indemnity and the terms of such indemnity, payment terms, which Product is being ordered (Smallpox Vaccine Kits containing ACAM 2000 (Acambis) vaccine, Smallpox Vaccine Kits containing ACAM 2000 (******) vaccine, or Crude Bulk Product), proposed manufacturing and delivery schedule, contractual consequences of delivery delays, potential Marketing Authorization requirements that are indispensable to the Customer, any regulatory requirements of the Customer or the competent Regulatory Authority(ies) any special labelling requirements, under which Scenario (as set for in Section 5.3 below) the Product will be manufactured, and, if applicable, the Scenario under which the originally delivered liquid ACAM2000 (******) Product will be replaced.

3.1.5	Each Customer order must be approved by Acambis Research prior to Baxter or its subsidiaries signing any agreement or contract for the sale of Product, such approval shall not to be unreasonably withheld and shall be compliant with applicable laws and regulations. Acambis Research agrees to actively cooperate with Baxter and to use all commercially reasonable endeavours to pursue with such approval.

3.1.6	BHSA shall inform each Customer in the Territory that the Product: (a) prior to licensure, is intended for emergency use only and is not a licensed product in the Territory or the United Kingdom; and (b) until such time that the Product receives licensure from the US Food and Drug Administration (“US FDA”), is not licensed in the United States.

3.1.7	Acambis Research has provided BHSA with a recommendation with regard to Customer prices for the Product in the Territory, which is attached to this Agreement as Attachment B (the price recommendations in Attachment B reflect the prices for Customers providing Attachment C indemnity). BHSA shall however not be obliged to follow such recommendations.

ACAMBIS CONFIDENTIAL INFORMATION

3.1.8	BHSA shall not make or give any promises, warranties, guarantees or representations concerning the Product other than those contained in BB-IND # 10628 and/or in Acambis Research’s product literature and shall provide the Customer with a detailed outline description of the qualities and specifications of ACAM 2000 (******) vaccine and ACAM 2000 (Acambis) vaccine. Baxter and Acambis Research shall jointly create a document that shall be provided to each Customer which outlines the differences of ACAM 2000 (Acambis) compared to ACAM 2000 (******). Baxter shall market the ACAM 2000 (Acambis) vaccine only for the indications authorised by the US FDA and, if applicable, may market the ACAM 2000 (******) vaccine only for those indications as authorized by the competent Regulatory Authority(ies) in the Customer’s territory. Baxter shall market the ACAM 2000 (Acambis) vaccine as Acambis vaccine and not represent or otherwise give the appearance to a Customer that the ACAM 2000 (Acambis) vaccine is a Baxter vaccine.

3.1.9	If Acambis Research believes that BHSA is not using all reasonable endeavours to market and promote the Product in a country of the Territory or is not otherwise complying with its obligations under this Agreement in a country in the Territory (the “Neglected Country”), Acambis Research may provide written notice thereof to BHSA, specifying the basis of its belief and any additional commercial activities Baxter should reasonably undertake. Within 30 days of such notification, the Parties shall meet and discuss in good faith the steps Baxter is taking to market and promote the Product and any such additional activities BHSA should commercially reasonably undertake. In the event that the parties are unable to agree on such additional activities or if BHSA does not undertake agreed upon remedial steps to remedy any default within 60 days of notice, Acambis Research may terminate the assignment of BHSA being the exclusive distributor as set forth in Art 3.1.1 of this Agreement in the Neglected Country and such Country shall be excluded from the Territory.

3.1.10	Provided that Acambis Research has consented according to Article 3.1.4 and 3.1.5, BHSA may offer to Customers who have been provided with liquid frozen Product the subsequent delivery of lyophilised Product at no charge. After the free delivery of the lyophilised Product, BHSA shall be responsible for it’s disposal. BHSA may not resell such liquid frozen Product.

3.1.11	BHSA shall not promote, make sales or otherwise engage in negotiations related to the Product to any country, identified as acting contrary to the foreign policy and national security goals of the U.S., restricted under internal policy or in contravention of any international conventions established by the United Nations, including but not limited to the list of countries that the US Secretary of State has made a determination (that remains in effect) that such country has repeatedly provided support for acts of international terrorism. At the time of signing this Agreement, that list is: Iran, Iraq, Libya, Syria, Cuba, North Korea, and Sudan.

3.1.12	Should during the term of this Agreement or thereafter Acambis decide to market the Product to private individuals or entities outside the United States or its territories, or the United Kingdom, then the Parties shall enter into good faith discussions as to whether it might be agreeable to use Baxter as a potential distributor.

3.2	Distribution of Product Outside the Territory

3.2.1	BHSA shall not, during the Term, market, promote or solicit persons for, or actively sell or distribute, the Product outside the Territory without the prior written consent of

ACAMBIS CONFIDENTIAL INFORMATION

Acambis Research (such consent not be unreasonably withheld or delayed). However, this provision does not restrict BHSA from selling the Product outside the Territory to Customers who are located within the European Union, who are not solicited by Baxter and who approach Baxter on their own initiative. Such sales will be subject to the same payment obligations as sales within the Territory as set out in Section 5 below. Baxter may cooperate with or provide sales assistance to Acambis to promote the Product to Customers outside the Territory, however, absent written agreement to the contrary, Baxter shall not receive payment for such cooperation or sales assistance in addition to the split of Net Sales addressed in provision 5.3 below.

3.3	Marketing Authorisations

3.3.1	ACAM 2000 (Acambis)

3.3.1.1	Acambis shall initially have the right to file for any Marketing Authorization(s) with respect to ACAM 2000 (Acambis). Should Acambis decide, in its sole discretion, to apply for and obtain a Marketing Authorization in a country or region, then Acambis will be responsible for filing and maintaining the Marketing Authorization(s) for ACAM 2000 (Acambis) and shall bear all related costs. If (1) Acambis decides to not apply for or obtain a Marketing Authorization in a specific country or region or (2) Baxter or any Baxter affiliate is required by law or government request to apply for a Marketing Authorization in any country, then Acambis and BHSA shall consult to jointly decide if a Marketing Authorization in this particular country is commercially justified from a business perspective. Acambis shall not unreasonably refuse to file and maintain the Marketing Authorization(s) for ACAM 2000 (Acambis) nor shall it unreasonably refuse to allow Baxter or any Baxter affiliate to file for a Marketing Authorization under the circumstances of (2) above.

3.3.1.2	If obtaining a Marketing Authorization for a certain country or region is not commercially justified from a business perspective and Acambis elects not to file for such Authorization, Baxter may apply for and obtain such Marketing Authorization(s) and shall bear all related costs.

3.3.1.3	Baxter shall provide all documents to Acambis (either in English or German) required for Acambis to apply for and obtain such Marketing Authorization(s). Baxter shall not be required to provide any document or information that is not in its possession or that Baxter is not entitled to disclose to Acambis.

3.3.2	ACAM 2000 (******)

3.3.2.1	If (1) Baxter or any Baxter affiliate is required by law or government request to apply for and obtain a Marketing Authorization for ACAM 2000 (******) or (2) Baxter determines that it wants to apply for and obtain a Marketing Authorization for ACAM 2000 (******), Baxter may do so. Should Baxter decide to apply for and obtain a Marketing Authorization for ACAM 2000 (******), Baxter shall bear all related costs.

3.3.2.2	If, in the first instance discussed in Provision 3.3.2.1 above, Baxter decides not to apply for and obtain a Marketing Authorization, then Acambis and BHSA shall consult to jointly decide if a Marketing Authorization in this particular country is commercially justified from a business perspective.

3.3.2.3	Acambis shall provide all documents to Baxter (in English) required for Baxter to apply for and obtain such Marketing Authorization(s). Acambis shall not be required to

ACAMBIS CONFIDENTIAL INFORMATION

provide any document or information that is not in its possession or that Acambis is not entitled to disclose to Baxter.

3.3.3	At the conclusion or termination of this Agreement, BHSA shall transfer all ACAM 2000 (Acambis) Marketing Authorizations acquired under this Article and all materials obtained from Acambis Research hereunder to Acambis Research. Such transfer shall be at no charge to Acambis Research other than Acambis Research shall reasonably compensate BHSA for it’s transfer activities relating to transferring the Marketing Authorization(s) from BHSA’s name to Acambis’ name.

4.0	DESCRIPTION OF SUPPLIES AND SERVICES

4.0.1	The division of manufacturing responsibilities described in Provisions 4.1 through 4.5 below shall be divided between Baxter and Acambis Research as indicated in the Scenarios set forth in provision 5.3 below. Baxter and Acambis Research shall agree on which Scenario will be utilized for each sale of the Product prior to either Party executing any agreement with a Customer. If the division of manufacturing responsibilities proposed by the Seller is not included in the provision 5.3 Scenarios, Baxter and Acambis Research shall negotiate in good faith to reach a reasonable split of the Net Sales based on their relative contributions to manufacturing the Product.

4.0.2	The cost for performing the manufacturing responsibilities as detailed in the various Scenarios shall be borne by the Party having the responsibility for performing such responsibilities.

4.0.3	Baxter and Acambis agree that they will use the highest diligence reasonable in performing their respective responsibilities under this Agreement.

4.0.4	BHSA agrees to inform Acambis within fifteen (15) calendar days of the result of any regulatory development or material change to the Vero Cell Master File. BHSA shall be responsible for all costs related to the creation and maintenance of the Vero Cell Master File.

4.0.5	Acambis, as the IND (and later product license) holder for the ACAM 2000 (Acambis) vaccine in the United States, shall be responsible for reporting any biological Product deviations to the US FDA under 21 CFR 600.14 and shall bear all costs related to licensure of ACAM 2000 (Acambis) vaccine in the United States. Baxter agrees to inform Acambis of any deviations that might be reportable under 21 CFR 600.14 within ten (10) calendar days of obtaining such information.

4.0.6	The Party who is the Marketing Authorization holder for ACAM 2000 (Acambis) vaccine or ACAM 2000 (******) vaccine for the Marketing Authorization in a country other than the United States shall be responsible for all reports required by the relevant Regulatory Authority(ies) arising out of product deviations. The non-Marketing Authorization holding Party agrees to inform the Marketing Authorization holding party of any reportable deviations within ten (10) calendar days of obtaining such information.

4.0.7	For ACAM 2000 (******) vaccine distributed by Baxter under this Agreement, Acambis shall provide all reasonably necessary materials, documents and assistance (not including 3d party proprietary information) to support the technical transfer of purification and formulation activities from Acambis to Baxter. Baxter shall perform any and all pre-clinical studies and clinical trials (bridging or otherwise) required to meet any and all regulatory requirements in the Territory should the Parties decide to market such

ACAMBIS CONFIDENTIAL INFORMATION

ACAM 2000 (******) vaccine in a particular country in the Territory. However, nothing in this Provision 4.0.7 shall negatively impact orders for ACAM2000 (Acambis) smallpox vaccine from the United States Government.

4.0.8	For ACAM 2000 (Acambis) vaccine, the Marketing Authorization holder is responsible for all pre-clinical studies and clinical trials required by the relevant Regulatory Authority. For those countries where Baxter is authorized by Acambis to be the Marketing Authorization holder, Baxter shall provide information related to such non-US product Marketing Authorization, pre-clinical studies, and/or clinical trials to Acambis as required by the US FDA.

4.0.9	Each Party agrees to provide and maintain quality systems according to cGMP and to provide the other Party access to its facilities at all reasonable times for surveillance.

4.1	Manufacture of Crude Bulk Vaccine

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ACAMBIS CONFIDENTIAL INFORMATION

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4.2.0	Purification, Formulation, Fill/Lyophilize/Finish, and Diluent

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4.3	Labelling, Syringe, Kitting, Packaging ******

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4.4	Bifurcated Vaccinating Needles

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4.5	Distribution

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5.0	PAYMENT AND PAYMENT AMOUNT

5.1	Payment from the Customer shall be made under the terms in the agreement between the Customer and the Seller.

5.2	Within 30 days of Seller’s receipt of Customer payment, the Seller shall forward to the other Party its share of the Net Sales.

5.3	The payment amount due shall be determined by splitting the Net Sales amount between Baxter and Acambis Research according to which Scenario (1 through 5) was utilized to manufacture the Product. The Scenarios and the split of the Net Sales are as follows:

ACAMBIS CONFIDENTIAL INFORMATION

			Labelling,				Net Sales Split
			Kitting,		Distribution		in case of later
	Manufacture	Purify/Formulate	Syringe,		as set		replacement of
	Crude	Fill/Finish &	Packaging &		forth in	Net Sales	the liquid
Scenario	Bulk	Diluent	Storage	Needles	Provision 3.0	Split	ACAM 2000(***)

1 –	Baxter	AR1	Baxter	AR	Baxter or	******	******
AR
2 –	Baxter	AR	Acambis	AR	Baxter or	******	******
AR
3 –	Baxter	Baxter	Baxter	AR	Baxter or	******	******
AR
4 –	Baxter	—	Baxter	—	Baxter or	******	******
			******		AR
5–	AR	AR	AR	AR	Baxter	******	******

5.4	The exchange rate applicable to payments for the split of Net Sales under this Agreement shall be the exchange rate published in the London Financial Times in effect on the date the Seller receives payment for the Product from a Customer. Payments to Acambis Research shall be made in Euros.

5.5	Payment of the split of Net Sales shall be accompanied by an accounting detailing: the date payment from the Customer was received, the method used for determining the amount of payment due from the Customer to the Seller, the gross sales price of the Product, the method of calculating the Net Sales, the Scenario utilized to supply the Product to the Customer, the applicable split of Net Sales, and the exchange rate (and date of such rate).

5.6	Payment to BHSA shall be submitted to:
Baxter Healthcare SA
Hertistr. 2
CH-8304 Wallisellen, Switzerland
Contact person: ******

1 AR = Acambis Research

2 This ****** Net Sales Split for Baxter includes the ****** that would have otherwise been calculated and paid under the Vero Cell Know-How License.

3 This ****** Net Sales Split for Baxter includes the ****** that would have otherwise been calculated and paid under the Vero Cell Know-How License.

ACAMBIS CONFIDENTIAL INFORMATION

bank details:
******

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******

5.8	Payment to Acambis Research shall be submitted to:
Acambis Research Limited (Attn:Chief Business Officer) Peterhouse Technology Park, 100 Fulbourn Road, Cambridge CB1 9PT UK

6.0	TITLE AND RISK OF LOSS

6.1	Legal title to the vaccine product involved in the performance under this Agreement shall pass for each Scenario outlined in Art. 5 according to this Article.

6.1.1	SCENARIOS 1 and 2: Legal title to the Crude Bulk Vaccine shall pass from Baxter to Acambis Research upon shipment from Baxter ****** (EXW Incoterms 2000). Title to the Product shall vest in BHSA upon delivery of the Product to a Customer.

6.1.2	SCENARIOS 3 and 4: Legal title to the vaccine shall be borne by BHSA until Customer’s receipt of Product. Should BHSA not be the Seller in this Scenario 3, then legal title shall vest in Acambis Research upon delivery of the Product to a Customer.

6.1.3	SCENARIO 5: Legal title to the vaccine shall be borne by Acambis Research. Legal title shall vest in BHSA upon delivery of the Product to a Customer.

6.2	Legal title to the Product components (e.g., diluent, vaccinating needles, and syringes) shall be held by the Party who provided such components. Unencumbered legal title to such components shall vest in the Seller immediately upon shipment of Product to a Customer.

6.3	Risk of loss for the vaccine and other Product components shall fall on the Party in possession (personally or through its agent(s)) of such vaccine and/or Product component at the time of the loss or, when the vaccine or components are in transit, on the Party responsible for arranging the transit.

7.0	EXPORT/IMPORT REQUIREMENTS

7.1	If Product will be exported from the United States, the Party responsible for distribution of the Product shall obtain, at its own risk and expense, any export license or other official authorisation and carry out, where applicable, all customs formalities for the export of Product from the US under this Agreement and the import of such Product. The Party not responsible for exporting the Product shall use all reasonable endeavours

ACAMBIS CONFIDENTIAL INFORMATION

to assist the exporting Party in obtaining such import license or other authorisations necessary for the export of Product.

7.2	If the Product will be exported from a country other than the United States, Baxter shall be required to obtain, at it’s own risk and expense, any export license or other official authorisation and carry out, where applicable, all customs formalities for the export of Product and the import of such Product. Acambis shall use all reasonable endeavours to assist BHSA in obtaining such import license or other authorisations necessary for the export of Product.

7.3	Baxter, at its own risk and expense, shall obtain any and all permits, licenses or other official authorisations and carry out, where applicable, all customs formalities for the export and/or import of purified and formulated ACAM 2000 (******).

7.4	The Party responsible for obtaining the export license or other official authorisation as set forth in provisions 7.2 through 7.4 shall also be responsible for insuring compliance with export requirements, including but not limited to those requirements of the Bureau of Export Administration (BXA) and the Bureau of Industry and Security (BIS) of the US Department of Commerce.

8.0	LICENSE & NON-COMPETE

8.1	License

8.1.1	Acambis hereby grants BHSA a royalty-free non-exclusive license to manufacture Crude Bulk Vaccine from fermenter runs ******, however, such Crude Bulk Vaccine cannot be purified, formulated, marketed, or sold unless authorized by Acambis (in writing) in its sole discretion. Should Acambis not authorize BHSA to purify, formulate, market or sell the Crude Bulk Vaccine from fermenter runs ******, Baxter shall destroy such Crude Bulk vaccine at the end of the term, or upon termination of, this Agreement.

8.1.2	Acambis hereby grants BHSA a royalty-free non-exclusive license to purify, formulate, fill, lyophilize or manufacture liquid frozen Product, finish and market up to ****** doses of Crude Bulk Vaccine for sales to Customers. BHSA shall complete purification and formulation of the ****** Crude Bulk Vaccine by ******. BHSA shall fill and finish the purified vaccine (wet or lyophilized, as appropriate), and supply diluent (if required) and syringes to accompany such product. Baxter shall perform this activity with no additional requirements on Acambis personnel or Baxter personnel co-located at Acambis with the exception that Acambis will furnish limited assistance in accordance with BHSA’s requirements, including: providing bifurcated vaccinating needles, performing selected quality control tests, and providing limited regulatory support.

8.1.3	If the manufacture of additional Crude Bulk Vaccine is desired by Baxter, Baxter shall request, in writing to Acambis Research, that Acambis grant to BHSA and its affiliate, ******, a royalty-free non-exclusive license to manufacture additional Crude Bulk Vaccine solely for the purposes of selling Product to a Customer under this Agreement for delivery within the Territory. Such Request shall include the reason for the request and the anticipated timeline.

8.1.4	If the manufacture and marketing of additional finished vaccine beyond the license granted in 8.1.2 is desired by Baxter, Baxter shall request, in writing to Acambis

ACAMBIS CONFIDENTIAL INFORMATION

Research, that Acambis grant to BHSA a royalty-free non-exclusive license to purify, formulate,fill/lyophilize,manufacture and market liquid frozen Product/finish ACAM 2000 (******) vaccine solely for the purpose of selling Product to a Customer under this Agreement for delivery within the Territory. Such request shall include: proposed timelines, a plan to provide fill/lyophilization, marketing or the manufacture of liquid frozen Product/finish services (if proposed), and a plan to provide diluent (if proposed).

8.1.5	Baxter agrees that it shall not use the ACAM 2000 strain, or authorise others to use the strain, for any purpose other than the marketing and sale of Product to Customers within the Territory as set forth in this Agreement.

8.1.6	For the duration of this Agreement, Acambis grants to BHSA a non-exclusive royalty- free license to use Acambis’ intellectual property rights (including any and all trademarks, logos and other markings used by Acambis) that are reasonably necessary to promote the sale of the Product to Customers within the Territory. Baxter shall not represent ACAM 2000 (******) vaccine to be ACAM 2000 (Acambis) vaccine. Intellectual property rights licensed from Acambis to BHSA used or embodied in the Product remain as the sole property of Acambis. BHSA shall not apply for registration of or register any intellectual property rights that claim the ACAM2000 (Acambis) or the Acambis processes for which Acambis has licensed BHSA without the prior written consent of Acambis.

8.1.7	BHSA agrees that it will (a) use the trademarks of Acambis only in a manner from time to time approved by Acambis accompanied by an acknowledgment that the same are the trademarks of Acambis, (b) not use the trademarks of Acambis in relation to any other products or in any way which might prejudice their distinctiveness or validity or the goodwill of Acambis therein; (c) not use any other trademarks so resembling the trademarks of Acambis as to be likely to cause confusion or deception; and (d) not use the trademarks of Acambis in combination with any other trademark or other names or logos other than trademarks of Baxter, except with the prior written consent of Acambis. BHSA agrees that the use of the trademarks of Acambis and all goodwill associated therewith, shall inure to the benefit of Acambis.

8.1.8	Baxter’s right to use Acambis’ technology and the ACAM 2000 vaccine strain is limited to the extent expressly stated in this Agreement and Acambis retains all right, title and interest to the Acambis technology, the ACAM 2000 vaccine strain, and all related intellectual property rights and proprietary rights held by Acambis.

8.1.9	The grant of the licenses from Acambis to Baxter under this Agreement shall be free of any charges whatsoever.

8.2	Non-Compete

Neither Baxter nor any affiliate shall sell or market smallpox vaccine other than the Product inside or outside of the Teritorry during the term of this Agreement.

9.0	AUDITS AND REPORTS

9.1	Acambis Research shall have the right to audit Baxter’s facilities to determine compliance with (i) cGMP and (ii) applicable federal, state, and local laws, regulations and rules regarding facilities. Baxter shall have the right to conduct similar audits of

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Acambis’ facilities as required by the Marketing Authorization held by Baxter (if any), by law or regulations or upon request of a Customer. Such audits shall be scheduled at mutually agreeable times upon two (2) business days written notice and shall not occur more than one (1) time per calendar year unless required by BHSA’s or BHC’s compliance status or Acambis’ obligations as a license holder. In connection with performing such audits, each party shall bear its own expenses. All information disclosed or reviewed in such inspections shall be deemed and treated as Confidential Information as stipulated in this Agreement.

9.2	Baxter shall inform Acambis Research about the progress of its sales and marketing activities of the Product in the Territory at least on a monthly basis. Acambis shall provide Baxter with manufacturing updates, including but not limited to information on any event or difficulty that may have a potential impact on the delivery schedules agreed upon or negotiated between Sellers and Customers.

9.3	Additionally, Baxter shall submit quarterly reports to Acambis Research detailing:

(a)	Potential and actual sales in and outside the Territory;

(b)	Current and planned marketing efforts in and outside the Territory;

(c)	a list of current contracts for the sale of Product to Customers and the price for the Product in such contracts;

(d)	Status of manufacturing activities for Product;

(e)	Anticipated payment dates for outstanding Product to be delivered to a Customer; if known, and

(f)	Schedule of planned manufacturing activities.

9.4	Baxter and Acambis Research shall keep proper records and books of account and all proper entries therein relating to the Product sold to Customers for delivery in the Territory (Baxter) and for delivery outside the Territory (Acambis Research) and the amounts paid by Customers and shall maintain such records for seven years after the expiration of the Term or termination of this Agreement. Baxter and Acambis, and their respective auditors, shall have the right to inspect such books and records (upon reasonable, prior written notice, during regular business hours), for the sole purpose of verifying the reports, information and payments provided or due hereunder and verifying compliance with the material terms and conditions of this Agreement. If such audit should disclose any underpayment of the split of Net Sales, the underpaying party shall be given a reasonable time to assess the situation and provide the other party with a counter statement, and, if the underpayment is substantiated, promptly pay the amount due, together with interest thereon at a rate of one and one-half percent (1.5%) per month from the date such amount was due until fully paid. If the parties fail to reach an agreement upon such underpayment, an independent third party shall be mutually identified by Acambis Research and Baxter in order to decide upon the alleged underpayment. If the amount of such underpayment exceeds 10% of the total amount due from that sale, the underpaying party shall immediately reimburse the expenses associated with such audit.

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10.0	SECURITY

BHSA and BHC agree that the work and services performed under this Agreement shall be carried out under appropriate security designed to protect the Product from theft, damage, and tampering.

11.0	MANUFACTURING STANDARDS

11.1	For the manufacture of Product that includes ACAM 2000 (Acambis) vaccine or Crude Bulk Vaccine, all supplies and services (including all manufacturing activities) performed under this Agreement shall comply with all applicable US FDA requirements and cGMP regulations of the United States of America. If at any time during the life of this Agreement, BHSA or BHC fail to comply with cGMP in the manufacturing or packaging of the Product that includes ACAM 2000 (Acambis) vaccine or Crude Bulk Vaccine and such failure results in a material adverse effect on the on the safety, purity, or potency of the Product (a material failure) as identified by the Center for Biologics Evaluation and Research of the US FDA, BHSA and/or BHC shall have thirty (30) calendar days from the time such material failure is identified within which to cure such material failure. If BHSA and/or BHC fail to take such an action within the thirty (30) calendar day period, then this Agreement may be terminated by Acambis, at Acambis’ sole discretion.

11.2	The manufacture of Product that includes ACAM 2000 (******) vaccine shall comply with the rules and regulations of the relevant Regulatory Authority(ies) and shall be in substantial compliance with the cGMP regulations of the United States and all applicable US FDA requirements.

11.3	Baxter and Acambis shall manufacture any Product to be sold under this Agreement that includes ACAM 2000 (Acambis) vaccine or ACAM 2000 (******) vaccine to the applicable cGMP and the other regulatory standards appropriate for the status of the Product as marketed and sold

12.0	LIMITATIONS OF LIABILITY

12.1	Except as explicitly set out in this Agreement, all conditions, warranties, and representations, expressed or implied by (i) statute or (ii) otherwise, in relation to the Product are excluded to the extent possible under the applicable laws.

12.2	To the extent possible under the applicable laws, and except with respect to damages (other than lost profits) arising out of or relating to breaches of this Agreement, Baxter is not liable to Acambis, and Acambis is not liable to Baxter, whether for negligence, tort, breach of contract, misrepresentation or otherwise, for:

(a)	loss or damage incurred as a result of third party claims;

(b)	loss of profit, goodwill, business opportunity or anticipated saving;

(c)	indirect or consequential loss or damage;

(d)	property damage; or

(e)	death or personal injury.

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13.0 LICENSE STATUS

13.1 No Marketing Authorization has been issued for the Product inside the Territory or outside the Territory. Acambis shall inform BHSA on a continuous basis about the status of Marketing Authorizations for the Product in the US, Canada, and Europe (through the EMEA). Should Acambis grant Baxter the right to hold a Marketing Authorization for either ACAM 2000 (Acambis) or ACAM 2000 (******) under provision 3.3 above, Baxter shall inform Acambis Research on a continuous basis about the status of the Marketing Authorizations of the Product in those countries where Baxter holds or is seeking a Marketing Authorization.

14.0	NOTIFICATION PROCEDURES FOR PHARMACOVIGILANCE & RECALL

14.1	Adverse Events / Adverse Experiences

14.1.1	The Parties shall promptly inform each other of all reports of adverse experiences / adverse events (AE’s) in respect of the Product coming to the knowledge of either party. Serious AE’s shall be communicated promptly by telefax to the other Party. Any AE that involves a death shall be reported within 24 hours and any serious AE shall be reported within 48 hours according to a standard operating procedure to be agreed upon between Acambis Research and Baxter within three months of the execution date of this Agreement. Prior to licensure, each Party shall cooperate with the other to allow the holder of the pre-licensure application to report and manage any AE’s as required by the applicable Regulatory Authority(ies). For Products sold to Customers in the Territory, after applying for and receiving a Marketing Authorization, the Marketing Authorization holding party shall be solely responsible for investigating and evaluating each AE in order to meet legal, regulatory, and contractual requirements for risk assessment or proper reporting to the authorities. The non Marketing Authorization holding party shall reasonably support the holder of the Marketing Authorization in such activities. Baxter and Acambis Research shall jointly agree on a fair schedule on compensation for the regulatory support of the non Marketing Authorization holding party under this Article.

14.2	Recalls

14.2.1	Product recalls involving any ACAM 2000 Product for which Acambis has applied for or obtained an Investigational New Drug (IND) application or a Biological License Application (BLA) under United States law or a non-United States Marketing Authorization, that is sold to a Customer in the Territory shall be carried out in accordance with a standard operating procedure to be agreed upon between Acambis Research and Baxter within three months of the execution date of this Agreement.

14.1.2	For the recalls addressed in Provision 14.2.1, Baxter shall provide reasonable assistance to Acambis Research in any recall of such Product distributed by Baxter in the Territory. Baxter and Acambis shall jointly develop and execute any such recall in accordance with a recall procedure which is compliant with the requirements of the relevant Regulatory Authority(ies) having jurisdiction. Baxter and Acambis Research shall jointly agree on a fair schedule on compensation for Baxter’s regulatory support under this Article.

14.1.3	For Product that includes ACAM 2000 (******) where Acambis does has not applied for or received a Marketing Authorization, Baxter shall, at its own expense, develop procedures and perform any recall of the Product consistent with Baxter policies and

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procedures and any requirements of the relevant Regulatory Authority(ies) having jurisdiction.

14.3	SOP

14.3.1	Consistent with the above, Baxter and Acambis shall jointly develop certain procedures with regard to Pharmacovigilance & Field Corrective Actions (including Recall) within three months of the execution date of this Agreement.

15.0	INDEMNITY & INSURANCE

15.1	Due to the unknown risks of the Product, the Seller of the Product shall use all reasonable endeavours to obtain complete indemnification for all Parties under this Agreement from the Governmental Authority of Customer’s nation according to the guidelines agreed upon in Attachment C. In the event a Customer refuses to provide complete indemnity consistent with Attachment C, the Seller shall promptly notify the other Party and no contract shall be executed until the other Party agrees in writing. When a Government Authority of a Customer’s nation provides indemnification, the Selling Party shall conduct due diligence to verify that such indemnification is valid and enforceable.

15.2	Baxter agrees to defend, indemnify and hold free and harmless Acambis Research and its affiliates, directors, officers and employees from any and all claims or damages (including litigation expenses and attorneys’ fees and costs) of every kind or nature whatsoever arising from acts and/or omissions of Baxter in the course of this Agreement including, without limitation, any and all claims arising from third parties in relation to any activity under the control or in the responsibility of Baxter. This indemnity shall not apply however, to the extent any such claims are (a) caused by any act or omission under Acambis responsibility, including but not limited to any act or omission of third parties under contractual control of Acambis, or (b) indemnified by Customer according to Art 15.1.

15.3	Acambis agrees to defend, indemnify and hold free and harmless Baxter and its affiliates, directors, officers and employees from any and all claims or damages (including litigation expenses and attorneys’ fees and costs) of every kind or nature whatsoever arising from acts and/or omissions of Acambis in the course of this Agreement including, without limitation, any and all claims arising from third parties in relation to any activity under the control or in the responsibility of Acambis. This indemnity shall not apply however, to the extent any such claims are (a) caused by any act or omission under Baxter’s control, including but not limited to any act or omission of third parties under contractual control of Baxter, or (b) indemnified by the Customer according to Art. 15.1.

15.4	Both Baxter and Acambis Research shall maintain insurance in appropriate amounts and terms to cover their potential liability with respect to personal injury or product liability claims related to or arising out of the Product, including any such insurance as may be required by any Regulatory Authority(ies) or other law or regulation.

15.5	The rights and obligations of the parties under this clause shall survive the Agreement’s termination, expiration or completion. Each party shall promptly notify the other of any claim in respect of which the notifying party intends to claim indemnification under this Article 15. The party seeking indemnification will not enter into any settlement, which would admit any fault of the other or place any blame on the Product without the prior

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written consent of the other party. Both parties shall cooperate fully in the investigation of any action, claim or liability covered by this indemnification, shall be given opportunity to assume their own defense, including but not limited to the option to be represented in any such action or proceeding.

16.0	CONFIDENTIALITY

16.1	Except to the extent as may be authorised in writing, each party agrees that, during the term of this Agreement and for a period of five (5) years following its termination or completion, it shall (1) use any Proprietary Information disclosed to it only for the purpose of performance under this Agreement, (2) not disclose Proprietary Information to any third party, or to any employee who does not have a need-to-know such information, and (3) employ the same standard of care it uses to protect its own Proprietary Information. To be considered “Proprietary Information” under this clause, the information must be (a) disclosed in written or tangible form and appropriately marked as proprietary, or (b) if disclosed orally or visually, clearly identified as proprietary at the time of disclosure and summarized in writing within thirty (30) calendar days after such disclosure. Information shall not be deemed to be proprietary if such information is already known without restriction to a receiving party; or is rightfully received without restriction by the receiving party from a third party having the right to disclose the information; or becomes publicly available through no wrongful act of the receiving party; or is hereafter furnished by the disclosing party without a similar restriction on disclosure; or is independently developed by the receiving party without breach of this Agreement. The receiving party shall not be liable for inadvertent disclosure or use of the information received hereunder if, upon discovery of such, it shall take reasonable steps to prevent any further inadvertent disclosure or unauthorised use. The receiving party may make disclosures required by operation of law, provided that the receiving party shall give the disclosing party reasonable advance notice to provide the disclosing party an opportunity to contest the requirement of disclosure. No license is either granted or implied by the conveyance of Proprietary Information by either party. The Parties further agree that the obligations set forth above shall survive termination or completion of this Agreement.

16.2	The terms of the above confidentiality provision supersede and replace the Confidential Disclosure Agreement signed by Baxter Healthcare Corporation and Acambis Inc. executed 7 October 2002.

16.3	Notwithstanding any other provision of this Agreement, neither BHSA nor BHC grant under this Agreement any rights to any party in its technical data, computer software, or other intellectual property that may be developed under or in connection with this Agreement.

17.0	NOTICES

17.1	A notice under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (and airmail if overseas) to the relevant party as follows:

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(a)	If to Acambis:

******
Director, Acambis Research Limited
Peterhouse Technology Park
100 Fulbourn Road
Cambridge CB1 9PT UK

(b)	If to Baxter:

******
Baxter Healthcare Corp
10150 Old Columbia Rd
Columbia, MD 21046

*****

18.0	TERM AND TERMINATION

18.1	This Agreement shall come into force on the date first above written and, unless earlier terminated, shall remain in force for a period of five (5) years.

18.2	Notwithstanding termination rights stated in other sections of this Agreement, either Party may terminate this Agreement forthwith by giving a notice to the other Party in any of the following events :

(a)	In the event that the other party commits a material breach or default of this Agreement and fails to take action to remedy such breach or default within thirty days after receipt of written notice from the other Party.

(b)	In the event that a party files or consents to the filing of any petition of bankruptcy or for other relief under any bankruptcy law for the relief of its creditors, is adjudicated insolvent or bankrupt, is dissolved or liquidated, or makes any assignment to its creditors, or a receiver or similar person is appointed for or in relation to such a party or a substantial part of its assets or undertaking.

18.3	Accounting for Residual Materials

18.3.1	Upon conclusion or termination of this Agreement, Baxter shall return to Acambis Research (without charge) all materials in its possession to which Acambis has exclusive title under this Agreement and which were provided to Baxter by Acambis Research and/or Acambis under this Agreement. Such materials shall include, but not be limited to, the master virus seed, the production virus seed, and any other Acambis-proprietary materials and/or documents used in the manufacture of ACAM 2000 (Acambis) or ACAM 2000 (******).

18.3.2	Upon conclusion or termination of this Agreement, Acambis Research and/or any affiliated company shall return to Baxter (without charge) all materials in its possession to which Baxter has exclusive title under this Agreement and which were provided to Acambis Research by Baxter under this Agreement.

ACAMBIS CONFIDENTIAL INFORMATION

18.3.3	Upon conclusion or termination of this Agreement, if Acambis Research or Baxter has kit components (e.g., diluent, vaccinating needles, or syringes) that were not sold to a Customer, the Party who paid for the component shall remove and retain such component and have no recourse for reimbursement of the cost of such material or Product against the other Party.

18.3.4	Upon conclusion or termination of this Agreement, a Party holding title to residual vaccine shall have the right, in its sole discretion, to remove and retain that vaccine at no cost to the other Party. If the owner of the residual vaccine elects not to remove and retain such vaccine, that vaccine shall be destroyed by the Party last in possession of that vaccine with the costs of disposal shared equally between the Parties.

19.0	FORCE MAJEURE

19.1	Any delay or failure in the performance of any obligation under this Agreement by either Party hereto shall be excused if and to the extent caused, directly or indirectly, by occurrences beyond such party’s reasonable control. If as a result of force majeure, any party hereto is precluded from receiving any benefit to which it is entitled hereunder, the parties shall review the terms hereof so as to restore them to the same relative positions as those previously obtained hereunder.

19.2	The party affected by force majeure shall promptly inform the other of the occurrence of such force majeure.

20.0	INDEPENDENT ORGANIZATIONS

It is understood and agreed that Baxter and Acambis are deemed to be independent parties in all their operations and activities hereunder; that Baxter’s employees performing work hereunder shall deemed to be Baxter’s employees exclusively with no relation to Acambis and that Acambis’ employees performing work hereunder shall be deemed to be Acambis’ employees exclusively with no relation to Baxter. Baxter’s employees shall be paid by Baxter for all services in connection with this Agreement and Baxter shall be responsible for all obligations and reports covering Social Security, unemployment insurance, worker’s compensation, income tax, and other reports and deductions required by state, U.S. federal, or foreign law. Acambis’ employees shall be paid by Acambis for all services in connection with this Agreement and Acambis shall be responsible for all obligations and reports covering Social Security, unemployment insurance, worker’s compensation, income tax, and other reports and deductions required by state, U.S. federal, or foreign law.

21.0	INTELLECTUAL PROPERTY

21.1	Neither party shall knowingly do anything to infringe upon or harm the intellectual property rights of the other party. Each party shall promptly notify the other of any and all infringements, limitations, illegal use or misuse, of the other’s intellectual property rights of which it becomes aware.

21.2	Baxter may refer to the Product by the associated Acambis trademarks applicable to such Product and include such in advertising, marketing, and promotional materials, provided that such reference is not misleading. Subject to the preceding sentence and other than the license granted under provision 8.1.5 of this Agreement, Baxter is granted no right, title, or license to, or interest in, any trademarks of Acambis. Baxter

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acknowledges Acambis’ rights in its trademarks and agrees that any use of such trademarks shall inure to the benefit of Acambis

ACAMBIS CONFIDENTIAL INFORMATION

22.0	REGULATORY SUPPORT

22.1	ACAM 2000 (Acambis)

22.1.1	Acambis, as the holder of BB-IND # 10628, shall amend the CMC (Chemistry, Manufacturing, and Controls) Section of such IND with lot release data from the manufacture of the ACAM 2000 (Acambis) vaccine lot used for the Product while such Product is under IND.

22.1.2	Where Baxter performs manufacturing steps that are required to be described in Acambis’ IND and/or biologics license application (“BLA”) for ACAM 2000 (Acambis), Baxter shall provide such information (in English or German) to Acambis as soon as reasonably practicable. Baxter shall not sell Product to Customers as ACAM 2000 (Acambis) unless Acambis agrees and such Product conforms to Acambis’ IND and/or BLA on file with the US FDA.

22.1.3	Acambis will be responsible for performing the regulatory activities required by the Regulatory Authorities with respect to the manufacture, marketing, sale and use of the Product that includes ACAM 2000 (Acambis). Baxter shall provide regulatory support to assist Acambis in meeting the requirements of the non-US Regulatory Authorities. Such support will include, but is not limited to advice and assistance in obtaining and maintaining European product Marketing Authorization(s) in obtaining and maintaining product Marketing Authorizations in other non-US countries, and meeting all regulatory requirements and performing the required regulatory activities as set forth by the non-US Regulatory Authorities.

22.1.4	ACAM 2000 (******)

22.1.4.1	For ACAM 2000 (******) if Acambis elects to hold the Marketing Authorization after Baxter has declined to do so, Acambis will be responsible for performing the regulatory activities required by the relevant Regulatory Authority(ies) with respect to the manufacture, marketing, sale and use of the Product that includes ACAM 2000 (******). Baxter shall provide regulatory support to assist Acambis in meeting the requirements of the relevant Regulatory Authority(ies).

22.1.4.2	For ACAM 2000 (******) where Baxter holds the Marketing Authorization or where there is no Marketing Authorization, Baxter will be responsible for performing the regulatory activities required by the relevant Regulatory Authority(ies) with respect to the manufacture, marketing, sale and use of the Product that includes ACAM 2000 (******). If Baxter applies for and obtains a Marketing Authorization for Product that includes the ACAM 2000 (******) vaccine, Baxter shall develop and provide all documentation required to obtain and maintain such Marketing Authorization. Baxter shall submit all such documentation to Acambis Research for review prior to Baxter filing with the relevant Regulatory Authority(ies).

23.0	GENERAL

23.1	Except as stated otherwise in this Agreement, neither this Agreement nor any right or obligations hereunder shall be assignable by either party hereto without the prior written approval of the other party, and any assignment without such prior written consent shall be null and void. In the case of an assignment to an affiliate of a Party, such consent shall not be unreasonably withheld or delayed.

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23.2	The invalidity, illegality or unenforceability of the whole or part of any provision of this Agreement does not affect or impair the continuation in force of the remainder of this Agreement. All Attachments are an integrated part of this Agreement.

23.3	No waiver of a breach of any provision of this Agreement shall constitute a waiver of any other breach of such provision. Failure of any party to enforce at any time, or from time to time, any provision of this Agreement shall not be construed as a waiver thereof. The remedies herein shall be cumulative and additional to any other remedies in law or in equity.

23.4	This Agreement and the other agreements referenced herein contain the entire understanding of the parties hereto with respect to the sale of Product to Customers, and supersedes all prior discussions, agreements, understandings with respect to its subject matter, and no condition, definition, warranty or representation other than those expressly provided for herein shall be binding upon either party. Any amendments, modification, change or alteration of this Agreement shall be made in writing which expressly refers to this Agreement and which is signed by a duly authorised officer or representative of each of the parties hereto. All Attachments to this Agreement are an integrated part of this Agreement.

23.5	Baxter shall comply with all applicable laws and regulations inside and outside of the Territory that from time-to-time apply to this Agreement or the transactions and activities contemplated by this Agreement. Baxter shall not knowingly take any action, which will cause Acambis to be in violation of any law of any jurisdiction inside or outside of the Territory.

23.6	A person who is not a party to this Agreement has no rights under the Contracts (Right of Third Parties) Act of 1999 or otherwise to enforce any term of this Agreement.

23.7	All disputes arising out of or in connection with this Agreement shall be, if not settled amicably between the involved parties, will be referred to the Chief Executive Officer of Acambis PLC and the Chief Executive Officer of Baxter International Inc. for good faith resolution, for a period of at least 90 days. During such period, both Parties shall in good faith explore resolution of the dispute using alternative dispute resolution techniques before pursuing other remedies. If such dispute is not resolved by the end of such period (or extension thereto as agreed upon by the Parties), the Parties shall be free to pursue the legal or equitable remedies available to them before the ordinary courts of England.

23.8	This Agreement is governed by, and shall be construed in accordance with, the laws of England and Wales. The Parties irrevocably decree that the Courts of England have non-exclusive jurisdiction to decide and settle any dispute or claim arising out of or in connection with this Agreement (“Proceedings”).

23.9	The parties agree that process by which any Proceedings are begun in England may be served on BHSA and BHC by being delivered to a person at Baxter Healthcare Ltd, Wallingford Rd, Compton, Near Newbury, Berkshire, RG20 7QW, United Kingdom, with a copy to BHSA, for the attention of the Corporate Counsel.

23.10	If the appointment of the person mentioned in clause 23.10 ceases to be effective or such person ceases for any reason to act as process agent for BHSA or BHC, BHSA and BHC shall immediately appoint a replacement process agent for the purposes of clause 23.10 and shall immediately notify Acambis Research of the change in

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accordance with Provision 17. This clause does not affect the right to serve process in any other manner permitted by law.

The headings in this Agreement do not affect its interpretation.

Signed by

For and on behalf of Acambis Research Limited

Name:

Date:	27 December 2002

Signed by

For and on behalf of Baxter Healthcare SA

Name:
Date:	13 January 2003

Signed by

For and on behalf of Baxter Healthcare Corporation

Name:

Date:	13 January 2003

ACAMBIS CONFIDENTIAL INFORMATION

ATTACHMENT C

SAMPLE IDEMNIFICATION TEMPLATE

(In this Attachment C, “Purchaser” means the Customer, “Manufacturer” Acambis Inc., its parent company Acambis PLC, and any of its affiliates, and “Seller” BHSA)

The Purchaser shall indemnify the (i) Seller, (ii) Manufacturer and (iii) all subcontractors and affiliates of Seller or Manufacturer that are in any way involved in the manufacture, filling, labelling, ****** or distribution of the Product, as well as all officers, employees, directors and principal officials of all the above entities, on demand, against each loss, liability and/or cost (including litigation expenses and attorneys’ fees and costs) that any of them incurs arising from any alleged adverse reaction in a human being which directly or indirectly arises out of the handling and/or administration of the Product or directly or indirectly arises out of the release of toxic material into the environment, including, without limitation, each loss, liability and cost incurred by any of them as a result of defending or settling a claim alleging such a liability.

In condition 10.1, “adverse reaction” means anaphylaxis, Lymphadenitis, fever and malaise, postvaccinal encephalitis, vaccinia necrosum, eczema vaccinatum, fatality and any other reaction that is not intended, independent of whether such reaction was foreseeable or not, including, but not limited to:

•	adverse reaction resulting from the administration of or exposure to the Product distributed under the scope of this Contract, irrespective of when such reaction is manifested;

•	the failure of the Product to function as intended;

•	the failure of the Product to confer immunity from smallpox;

•	any side effects arising from the administration of the Product or any performance of the Product in a manner not intended.

The rights and obligations of the parties under this clause shall survive the Agreement’s termination, expiration or completion. The Seller shall notify the Purchaser as soon as possible of any claim or action against, or any loss by, the Seller that may be reasonably expected to involve indemnification under this clause. Each party (other than Seller) subject to indemnification shall be deemed to be a third-party beneficiary of this Agreement and shall have the right to maintain suit in its own capacity and name to enforce such indemnification.

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